UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2018

Proofpoint, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35506	51-041486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

892 Ross Drive, Sunnyvale CA		94089
(Address of principal executive offices)		(Zip Code)

(408) 517-4710

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01                   Entry into a Material Definitive Agreement.

On October 23, 2018, Proofpoint, Inc. (the “Company”) entered into an office Lease (the “Lease”) with Pathline LLC (the “Landlord”) to lease approximately 242,400 rentable square feet in two office buildings located at 625 N. Mary Avenue and 925 W. Maude Avenue, Sunnyvale, California (collectively, the “Premises”), which Premises is expected to become the Company’s new corporate headquarters.  The Landlord will be constructing base building improvements in the Premises, with a completion date expected to occur between April and August, 2020.  Upon completion, Landlord will deliver the Premises to the Company, and the Company will have six months to construct interior tenant improvements in the Premises.  The Landlord will provide an improvement allowance of up to $18.2 million to be applied to the cost of the Company’s tenant improvements.

The commencement date of the Lease will be six (6) months after delivery of the Premises to the Company with the base building improvements completed.  The Lease has term of 127 months, which is expected to expire at the latest in October 2031.  The Company is entitled to one five-year option to extend the Lease, subject to certain requirements.

The base rent payments over the initial term of the Lease, net of abatement, will be approximately $161.3 million, and the annual lease payments for the first year of the term will be approximately $5.8 million (net of seven months of rent abatement in the first year).  In addition, the Company will be responsible for payment of Operating Expenses.

Subject to certain terms and conditions, if the Landlord purchases certain buildings adjacent to the Premises, the Company has a right of first offer to lease such buildings.

The Company will obtain a standby letter of credit (the “Letter of Credit”) in the initial amount of $1.7 million (the “Letter of Credit Amount”), which may be drawn down by the Landlord to be applied for certain purposes upon the Company’s breach of any provisions under the Lease.  At the time that the Company commences construction of the initial tenant improvements, the Company will be required to increase the Letter of Credit Amount by $5.0 million, to $6.7 million.  Provided that no default occurs under the terms of the Lease, and upon meeting certain requirements, the Company will be entitled to reduce the amount of the Letter of Credit in phases, and finally to zero, at which point the Letter of Credit will be cancelled.

The Lease contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods.  Subject to certain terms and conditions, the Company also has the right to sublease or transfer the Premises, or assign the Lease.

The description of the Lease contained in this Item 1.01 is qualified in its entirety by the full text of the Lease.  A copy of the Lease is attached hereto as Exhibit 10.1.

Item 2.03                   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Report on Form 8-K regarding the Lease is incorporated into this Item 2.03 by reference.

Item 9.01      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1	Lease between the Company and Pathline LLC, dated October 23, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proofpoint, Inc.

Date: October 25, 2018	By:	/s/ Paul Auvil
Paul Auvil
Chief Financial Officer